1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Enters Agreement to Acquire
Highlands Ranch Medical Pavilion near Denver

DENVER (Jan. 28, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has entered into an agreement to acquire Highlands Ranch Medical Pavilion, an approximately 37,000-square-foot, multi-tenant medical office building in the Denver suburb of Highlands Ranch. The acquisition is subject to customary closing conditions and the satisfaction of other requirements as detailed in the agreement.

Located at 8671 S. Quebec St., Highlands Ranch Medical Pavilion is located approximately five miles from both Littleton Adventist Hospital and Sky Ridge Medical Center. Littleton Adventist is a member hospital of Centura Health and Sky Ridge Medical Center is a member hospital of HealthONE. Built in 1999, the property is currently 94 percent leased to 10 tenants, including Ranch View Family Medicine and National Jewish Medical and Research Center.

“Highlands Ranch Medical Pavilion is a quality asset in the midst of one of the West’s thriving metropolitan regions, adding strength and diversity to Grubb & Ellis Healthcare REIT II,” said Jeff Hanson, chairman and chief executive officer.

Highlands Ranch Medical Pavilion is located 12 miles south of Denver and enjoys close proximity to Interstate 25, Colorado’s primary north/south thoroughfare, and the C-470 Beltway, affording tenants easy access to all of Greater Denver. The building provides a variety of medical services to patients including: asthma, allergy and immunology; radiology and imaging; pediatric services; physical therapy; behavioral health services; obstetrics and gynecology services; family practice and oral and maxillofacial surgery.

“Located near two major medical centers and major transportation corridors, Highlands Ranch Medical Pavilion offers tenants and patients easy access to the facility and nearby hospitals, attractive qualities for our REIT,” said Danny Prosky, president and chief operating officer.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis is one of the largest commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax deferred 1031 exchanges, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the acquisition of Highlands Ranch Medical Pavilion, its occupancy, the thriving Denver region, and whether the proximity to Littleton Adventist Hospital and Sky Ridge Medical Center is advantageous for the property. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the satisfactory completion of due diligence and other requirements to complete the acquisition; the strength and financial condition of Highlands Ranch Medical Pavilion; the strength and financial condition of the tenants; uncertainties relating to the local economy of the Denver; whether the proximity to Littleton Adventist Hospital and Sky Ridge Medical Center is advantageous for the property; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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